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                                                                    Exhibit 4.8

                          THIRD SUPPLEMENTAL INDENTURE

         This Third Supplemental Indenture (the "Third Supplemental Indenture"), dated as of February 25, 1998, is made and entered into by and between Belco Oil & Gas Corp., a Nevada corporation ("Belco"), the undersigned Belco Subsidiaries who are, pursuant to this Third Supplemental Indenture, making a Subsidiary Guarantee (individually, the "Guarantor"), and Chase Bank of Texas, National Association, formerly known as Texas Commerce Bank National Association (the "Trustee").

RECITALS

         A. Coda Energy, Inc., a Delaware corporation (the "Company"), was a party to that certain Indenture, dated as of March 18, 1996 (the "Indenture"), entered into by and among the Company (as issuer) and Taurus Energy Corp., Diamond Energy Operating Company and Electra Resources, Inc. (as guarantors), and the Trustee (as trustee) providing for the issuance of $110 million in aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2006 (the "Notes").

         B. Pursuant to the terms of the Indenture, Taurus Energy Corp. was released as a guarantor of the Notes upon the sale of Taurus Energy Corp. by the Company.

         C. Pursuant to a Plan of Merger adopted by the Board of Directors of Belco, the Company merged with and into Belco, and Belco was the surviving and successor entity. Pursuant to Section 92A.250 of the Nevada corporate laws, at the effective time of such merger (the "Effective Time"), Belco acquired all of the liabilities of the Company.

         D. In order to further evidence the succession of the Company into Belco and the assumption by Belco of all the obligations of the Company under the Notes and the Indenture at the Effective Time, and to satisfy the provisions of Section 5.01 of the Indenture, Belco has previously entered into a Second Supplemental Indenture with the Trustee dated February 25, 1998, whereby Belco expressly assumed all of the obligations of the Company under the Notes and the Indenture.

         E. Pursuant to Section 5.02 of the Indenture, from and after the Effective Time, the provisions of the Indenture referring to the "Company" refer to Belco and not to the Company. Section 4.14 of the Indenture requires, under certain circumstances, the Company to require certain of its Subsidiaries, who are deemed to make the guarantee set forth in Section 11.01 of the Indenture, to evidence such guarantee in the manner set forth in Section 11.02.

         F. Each of the Guarantors is executing this Third Supplemental Indenture for the purpose of making the Subsidiary Guarantee contained in
Section 11.01 of the Indenture, pursuant to the terms and conditions of the Indenture, and complying with Section 11.02 of the Indenture.

         NOW, THEREFORE, Belco, each of the Guarantors and the Trustee agree as follows:

                  1. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Indenture.

                  2. This Third Supplemental Indenture is being executed and delivered pursuant to Sections 4.14 and 11.02.

                  3. Each of the Guarantors makes the Subsidiary Guarantee contemplated by Section 11.01 of the Indenture, subject to the terms, conditions and limitations set forth in the Indenture, including but not limited to those contained in Article 11 of the Indenture.

                  4. This Third Supplemental Indenture is solely for the benefit of the Trustee and the Holders (as defined in the Indenture) of the Notes.

                  5. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.





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         IN WITNESS WHEREOF, Belco, each of the Guarantors and the Trustee have caused this Third Supplemental Indenture to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                BELCO OIL & GAS CORP.



Attest:                         By:
                                     ----------------------------------
                                Name:    Robert A. Belfer
-------------------------       Title:   Chairman of the Board; Chief Executive
                                         Officer


                                CHASE BANK OF TEXAS, NATIONAL ASSOCIATION



Attest:                         By:
                                     ---------------------------------
                                Name:
                                     ---------------------------------
------------------------        Title:
                                     ---------------------------------

                                CODA ENERGY, INC.,
                                a Nevada corporation



Attest:                         By:
                                Name:    Grant W. Henderson
-----------------------         Title:   President and Chief Financial Officer

                                BELCO OPERATING CORP.,
                                a Delaware corporation



Attest:                         By:
                                     ---------------------------------
                                Name:
                                     ---------------------------------
-----------------------         Title:            President